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                                                                      EXHIBIT 12

                  The Williams Companies, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)

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
                                                                          Six months ended
                                                                           June 30, 1999
                                                                           --------------
Earnings:
   Income before income taxes, extraordinary loss
      and change in accounting principle                                   $        161.6
   Add:
      Interest expense - net                                                        251.0
      Rental expense representative of interest factor                               38.1
      Minority interest in income of consolidated subsidiaries                        4.0
      Interest accrued - 50% owned company                                            3.5
      Equity losses in less than 50% owned companies                                 32.7
      Other                                                                           5.9
                                                                           --------------

         Total earnings as adjusted plus fixed charges                      $       496.8
                                                                           ==============

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                  $        251.0
   Capitalized interest                                                              26.9
   Rental expense representative of interest factor                                  38.1
   Pretax effect of dividends on preferred stock of
      the Company                                                                     4.3
   Interest accrued - 50% owned company                                               3.5
                                                                           --------------
         Combined fixed charges and preferred stock dividend
             requirements                                                  $        323.8
                                                                           ==============

Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                                             1.53
                                                                           ==============
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